UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary proxy statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Commercial Federal Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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September 19, 2005

Important Message to Commercial Federal Corporation

Retirement Savings Plan (“Savings Plan”) Participants

Dear Savings Plan Participant:

Enclosed please find your proxy materials for the Special Meeting of Stockholders of Commercial Federal Corporation scheduled to be held on November 1, 2005. We ask that you please review these materials carefully.

The Special Meeting has been called to approve and adopt Commercial Federal’s merger agreement with Bank of the West. If the merger is completed, each of your shares of Commercial Federal common stock will be converted into the right to receive $34.00 in cash, and Commercial Federal will also declare and pay a special dividend of $0.50 per share to stockholders of record immediately prior to completion of the merger.

Your Board of Directors is recommending that you vote “FOR” the approval and adoption of the merger agreement. The combined merger consideration and special dividend represents a premium of 33% over the closing price of $25.94 of Commercial Federal common stock on June 13, 2005, the last trading day before the merger was publicly announced and a premium of 37% over the average price of Commercial Federal common stock for the 30 days prior to June 13, 2005.

As a Savings Plan participant, you have the right to direct the Savings Plan Trustee to vote shares of Commercial Federal common stock allocated to your account in accordance with your instructions. As part of your proxy materials your voting instruction form is enclosed. Please be sure to mark the appropriate boxes, sign, date and promptly mail your voting instruction card in the postage-paid envelope provided.

It’s important to note that holders of two-thirds of our issued and outstanding common stock must vote “FOR” the approval and adoption of the merger agreement to move forward with completing our merger. Your vote can make the difference. Please be aware that if no direction is given to the Trustee by Friday, October 28, 2005, the Trustee will not vote your shares held in the Savings Plan which will, in effect, be a vote against the merger. To reiterate, your vote is important and we ask for your support.

As we are excited about the future of the combined companies, we fully recognize your efforts and dedication over the years and we would like to once again thank you for your hard work and commitment.

On behalf of your Board of Directors.

Sincerely,

William A. Fitzgerald

Chairman of the Board and

Chief Executive Officer